Regulatory and Litigation Matters

Since February 2004, PIMCO, AGI (PIMCOs parent company) (formerly known as Allianz Dresdner Asset Management of America L.P.), AGID and certain of their affiliates, including the Trust, Allianz Funds (formerly known as PIMCO Funds: Multi Manager Series), the Trustees of the Trust, and certain employees of PIMCO have been named as defendants in 15 lawsuits filed in various jurisdictions. Eleven of those lawsuits concern market timing, and they have been transferred to and consolidated for pretrial proceedings in a multi district litigation proceeding in the U.S. District Court for the District of Maryland; the other four lawsuits concern revenue sharing and have been consolidated into a single action in the U.S. District Court for the District of Connecticut. The lawsuits have been commenced as putative class actions on behalf of investors who purchased, held or redeemed shares of the various series of the Trust and the Allianz Funds during specified periods, or as derivative actions on behalf of the Trust and Allianz Funds.

The market timing actions in the District of Maryland generally allege that certain hedge funds were allowed to engage in market timing in certain of the Allianz Funds and funds of the Trust and this alleged activity was not disclosed. Pursuant to tolling agreements entered into with the derivative and class action plaintiffs, PIMCO, the Trustees and certain employees of PIMCO who were previously named as defendants have all been dropped as defendants in the market timing actions; the plaintiffs continue to assert claims on behalf of the shareholders of the Trust or on behalf of the Trust itself against other defendants. By order dated November 3, 2005, the U.S. District Court for the District of Maryland granted the Trusts motion to dismiss claims asserted against it in a consolidated amended complaint where the Trust was named, in the complaint, as a nominal defendant. The revenue sharing action in the District of Connecticut generally alleges that fund assets were inappropriately used to pay brokers to promote the Allianz Funds and funds of the Trust, including directing fund brokerage transactions to such brokers, and that such alleged arrangements were not fully disclosed to shareholders. On August 11, 2005 the U.S. District Court for the District of Connecticut conducted a hearing on defendants motion to dismiss the consolidated amended complaint in the revenue sharing action but has not yet ruled on the motion to dismiss. The market timing and revenue sharing lawsuits seek, among other things, unspecified compensatory damages plus interest and, in some cases, punitive damages, the rescission of investment advisory contracts, the return of fees paid under those contracts and restitution.

Two nearly identical class action complaints have been filed in August 2005, in the Northern District of Illinois Eastern Division, alleging that the plaintiffs each purchased and sold a 10 year Treasury note futures contract and suffered damages from an alleged shortage when PIMCO held both physical and futures positions in 10 year Treasury notes for its client accounts.
The two actions have been consolidated into one action, and the two separate complaints have been replaced by a consolidated complaint. PIMCO is a named defendant, and the Trust has been added as a defendant, to the consolidated action. PIMCO strongly believes the complaint is without merit and intends to vigorously defend itself.

Certain funds of the Trust were recently served in an adversary proceeding brought by the Official Committee of Asbestos Claimants of GI Holdings, Inc. in GI Holdings, Inc.s bankruptcy in the District of New Jersey. PIMCO was previously named in this lawsuit and remains a defendant. The plaintiff seeks to recover for the bankruptcy estate assets that were transferred by the predecessor entity of GI Holdings, Inc. to a wholly owned subsidiary in 1994. The subsidiary has since issued notes, of which certain funds of the Trust are alleged to be holders. The complaint alleges that in 2000, more than two hundred noteholders including certain funds of the Trust were granted a second priority lien on the assets of the subsidiary in exchange for their consent to a refinancing transaction and the granting of a first priority lien to the lending banks. The plaintiff is seeking invalidation of the lien in favor of the noteholders and/or the value of the lien. On June 21, 2006, the District of New Jersey overturned the Bankruptcy Courts decision granting permission to file the adversary proceeding and remanded the matter to Bankruptcy Court for further proceedings.Following a motion to reconsider, the District Court upheld its remand on August 7, 2006, and instructed the Bankruptcy Court to conduct a cost benefit analysis of the Committees claims, including the claims against the noteholders. The Bankruptcy Court held a status conference on October 25, 2006 and set a briefing schedule relating to this cost benefit analysis.

It is possible that these matters and/or other developments resulting from these matters could result in increased Fund redemptions or other adverse consequences to the Funds. However, PIMCO and AGID believe that these matters are not likely to have a material adverse effect on the Funds or on PIMCOs or AGIDs ability to perform their respective investment advisory or distribution services relating to the Funds. The foregoing speaks only as of the date of this semiannual report. While there may be additional litigation or regulatory developments in connection with the matters discussed above, the foregoing disclosure of litigation and regulatory matters will be updated only if those developments are material.